Exhibit 23.11

CONSENT OF PERSON TO BE NAMED DIRECTOR

In accordance with Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named as person about to become a director of Center Bancorp, Inc. (“Center”) in the Proxy Statement/Prospectus contained in the Registration Statement on Form S-4 of Center, as amended, pursuant to the Securities Act in connection with the Agreement and Plan of Merger dated as of January 20, 2014 (the “Merger Agreement”), by and between Center and ConnectOne Bancorp, Inc. (“ConnectOne”), which provides for, among other things, the merger of ConnectOne with and into Center.

April 14, 2014	/s/ Frank S. Sorrentino, III
Frank S. Sorrentino, III